Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-173822) and Form S-8 (Nos. 333-122789, 333-128048, 333-158734, 333-158736, 333-166358 and 333-180932) of Celanese Corporation of our report dated February 7, 2014, relating to the financial statements of CTE Petrochemicals Company which appear in this Annual Report on Form 10-K of Celanese Corporation.

/s/ BDO USA, LLP

Dallas, Texas
February 7, 2014